As filed with the Securities and Exchange Commission on October 27, 2004

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PROVINCE HEALTHCARE COMPANY
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     Set forth below is the text of a press release issued by Province Healthcare Company on October 27, 2004.

NEWS RELEASE
For Immediate Release

Contact: Pamela L. Hunter
Vice President, Investor Relations
(615) 370-1377

PROVINCE HEALTHCARE REPORTS THIRD QUARTER RESULTS:

     Brentwood, TN, October 27, 2004 — Province Healthcare Company (NYSE:PRV) today announced results for the third quarter ended September 30, 2004. Diluted earnings per share (EPS) from continuing operations for the third quarter increased to $0.23, compared to $0.21 in the prior year’s quarter.

     As previously announced, the Company has signed a definitive agreement to be acquired by LifePoint Hospitals, Inc. Completion of the transaction remains subject to the approval of each company’s stockholders, receipt of necessary financing and certain other conditions. The transaction is expected to close in the first quarter of 2005.

     Revenues from continuing operations for the third quarter of 2004 increased 27.3% to $235.3 million, compared with $184.8 million in the same quarter of last year. For the quarter, income from continuing operations was $11.9 million, compared with $10.2 million in the prior year’s quarter. Cash flow from operations for the third quarter increased 25.5% to $44.3 million, compared with $35.3 million in the same quarter of last year.

     During the quarter, two of the Company’s hospitals experienced disruption related to Hurricane Ivan. Vaughan Regional Medical Center in Selma, Alabama, and Teche Regional Medical Center in Morgan City, Louisiana, experienced a reduction in volumes as the communities braced for the impact of the storm, resulting in a decrease in adjusted admissions of 97. Additionally, Coastal Carolina Medical Center in Hardeeville, South Carolina, is now expected to open on or about December 1, 2004. As a result, the Company incurred higher than anticipated start-up expenses during the quarter. The effect on income from continuing operations due to the impact of Hurricane Ivan and the additional start-up expenses for Coastal Carolina Medical Center was $0.7 million, or $0.01 per diluted share.

     Revenues from continuing operations for the nine months ended September 30, 2004 increased 16.9% to $644.4 million, compared with $551.2 million in the same period of 2003. Income from continuing operations for the nine-month period was $35.9 million, compared with last year’s income from continuing operations of $30.0 million. Diluted earnings per share from continuing operations for the nine-month period increased 14.8% to $0.70 per diluted share, compared with $0.61 per diluted share in the prior year period.

     Province ended the third quarter of 2004 with 20 owned or leased hospitals, of which 19 are same-store hospitals. Memorial Medical Center in Las Cruces, New Mexico, acquired through a long-term lease effective June 1, 2004, is excluded from same-store results. On a same-store basis, net patient revenue for the quarter increased 5.5%, and net patient revenue per adjusted admission increased 4.8%. Same-store adjusted admissions increased 0.7% quarter over quarter, as a result of an increase in same-store outpatient revenue of 11.8% and a decline in same-store admissions. The specialist physicians drove the strong same-store surgery growth of 4.1% for the quarter. Same-store acuity, as measured by the Medicare case mix index, increased to 1.22 in the third quarter of 2004 from 1.20 in the third quarter of 2003. Same-store accounts receivable days outstanding remained stable at 55 days at September 30, 2004.

     Martin S. Rash, Chairman and Chief Executive Officer of Province Healthcare, said, “Our third quarter results were very positive. Cash flow from operations for the quarter was an outstanding $44.3 million, an increase of 25.5% over the prior year period. We continue to see strong outpatient revenue growth and surgery growth due to the successful recruitment of specialist physicians to our markets. Our bad debt expense as a percentage of net revenue for the quarter was above our previous guidance of the 10% range, due primarily to reductions of coverage in state Medicaid programs, particularly Texas, and our recent acquisition, Memorial Medical Center, whose bad debt expense level, as expected, is higher than our company average. Lastly, we have exceeded our physician recruitment goal of approximately 90 physicians for the year. To date, 104 new physicians will start to practice in our communities this year, and over two-thirds of these physicians are specialists.”

     Daniel S. Slipkovich, President and Chief Operating Officer of Province Healthcare, said, “We are exceptionally pleased with the operational performance of Memorial Medical Center in Las Cruces, New Mexico. We are ahead of our initial expectations for both volume and expense management. Our hospital management team has made great strides in working with the medical staff and new hospital board members to ensure that we are meeting the healthcare needs of Las Cruces and the surrounding communities.”

     A listen-only simulcast of Province Healthcare’s third quarter conference call will be available on-line at www.prhc.net on October 28, 2004, beginning at 11:00 a.m. Eastern Daylight Time.

     The Company owns or leases 20 general acute care hospitals in 12 states with a total of 2,492 licensed beds.

     Important Legal Information

     In connection with their proposed transaction, LifePoint Hospitals and Province Healthcare have filed with the Securities and Exchange Commission (the “SEC”) a joint proxy statement/prospectus, as part of a Registration

Statement on Form S-4, and other relevant materials. The definitive joint proxy statement/prospectus will be mailed to the stockholders of LifePoint Hospitals and Province Healthcare. Investors and security holders are advised to read the joint proxy statement/prospectus and other relevant materials when they become available, as well as any amendments or supplements to those documents, because they will contain important information about LifePoint Hospitals, Province Healthcare and the proposed transaction. In addition, the joint proxy statement/prospectus and other relevant materials filed by LifePoint Hospitals or Province Healthcare with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by LifePoint Hospitals by contacting Investor Relations, LifePoint Hospitals, Inc., 103 Powell Court, Suite 200, Brentwood, Tennessee, 37027, Phone: (615) 372-8500 and by Province Healthcare by contacting Investor Relations, Province Healthcare Company, 105 Westwood Place, Suite 400, Brentwood, Tennessee, 37027, Phone: (615) 370-1377.

     LifePoint Hospitals and Province Healthcare, and their respective directors and executive officers, may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the merger agreement. Information about the directors and executive officers of LifePoint Hospitals, and their interests in the transactions contemplated by the merger agreement, including their ownership of LifePoint Hospitals common stock, is set forth in the proxy statement for LifePoint Hospitals’ 2004 annual meeting, which was filed with the SEC on April 28, 2004. Information about the directors and executive officers of Province Healthcare, and their interests in the transactions contemplated by the merger agreement, including their ownership of Province Healthcare common stock, is set forth in the proxy statement for Province Healthcare’s 2004 annual meeting, which was filed with the SEC on April 20, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the joint proxy statement/prospectus and the other relevant documents filed with the SEC.

     Certain information contained in this release constitutes forward-looking statements. These statements are based only on our current estimates of future events. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with general economic and business conditions, the effect of future governmental regulations, changes in reimbursement levels by government programs, including Medicare and Medicaid or other third party payors, the Company’s continued ability to recruit and retain physicians and the Company’s ability to successfully complete and integrate acquisitions. Those and other risks and uncertainties are described in our most recent reports and filings with the Securities and Exchange Commission. You should not rely on the forward-looking statements contained in this release, as we cannot predict or control many of the factors that may cause future events or results to differ from those forecasted. We undertake no obligation to update any forward-looking statements on the basis of any information, future events or otherwise.

- TABLES TO FOLLOW -

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	September 30,	December 31,
	2004	2003(*)
ASSETS
Current assets:
Cash and cash equivalents	$11,607	$46,117
Accounts receivable, less allowance for doubtful accounts of $81,175 in 2004 and $66,835 in 2003	138,751	110,335
Inventories	20,901	18,424
Prepaid expenses and other	15,502	14,614
Assets of discontinued operations	2,880	14,995

	189,641	204,485
Property and equipment, net	562,782	459,843
Goodwill	388,957	309,191
Other assets	32,613	36,874

	$1,173,993	$1,010,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$33,956	$16,083
Accrued salaries and benefits	31,660	27,852
Accrued expenses	34,832	14,241
Current portion of long-term debt	251	743
Liabilities of discontinued operations	355	5,156

	101,054	64,075
Long-term debt, less current portion	514,477	447,956
Other liabilities	58,671	49,579
Minority interests	2,171	1,910
Stockholders’ equity:
Preferred stock — $0.01 par value, 100,000 shares authorized, none issued and outstanding	—	—
Common stock — $0.01 par value; 150,000,000 shares authorized at September 30, 2004 and December 31, 2003, issued and outstanding 49,764,999 shares and 48,841,157 shares at September 30, 2004 and December 31, 2003, respectively	498	488
Additional paid-in-capital	315,158	306,091
Retained earnings	182,474	141,186
Accumulated other comprehensive loss	(510)	(892)

Total stockholders’ equity	497,620	446,873

	$1,173,993	$1,010,393

(*)	Derived from the audited consolidated financial statements of Province and its subsidiaries, contained in the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 14, 2004.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended September 30,
	2004		2003
		% of		% of
	Amount	Revenues	Amount	Revenues
Revenues:
Net patient revenue	$232,572		$182,229
Other	2,743		2,560

	235,315	100.0%	184,789	100.0%
Expenses:
Salaries, wages and benefits	86,615	36.8	67,262	36.4
Purchased services	23,011	9.8	16,735	9.1
Supplies	30,530	13.0	24,035	13.0
Provision for doubtful accounts	26,537	11.3	18,773	10.2
Other operating expenses	26,174	11.1	22,417	12.1
Rentals and leases	3,072	1.3	2,198	1.2
Depreciation and amortization	12,561	5.3	9,317	5.0
Interest expense	7,618	3.2	6,989	3.8
Minority interests	201	0.1	52	—
(Gain) loss on sale of assets	(32)	—	75	—
Loss on early extinguishment of debt	—	—	10	—

Total expenses	216,287	91.9	167,863	90.8

Income before provision for income taxes	19,028	8.1	16,926	9.2
Income taxes	7,137	3.0	6,725	3.7

Income from continuing operations	11,891	5.1%	10,201	5.5%

Discontinued operations, net of tax:
Loss from operations	(362)		(394)
Net gain on divestitures	—		—

Net income	$11,529		$9,807

Diluted earnings (loss) per common share:
Continuing operations (a)	$0.23		$0.21
Discontinued operations:
Loss from operations	(0.01)		(0.01)
Net gain on divestitures	—		—

Net income	$0.22		$0.20

(a)	See calculation of diluted earnings per common share from continuing operations in the Selected Operating Statistics section (attached).

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Nine Months Ended September 30,
	2004		2003
		% of		% of
	Amount	Revenues	Amount	Revenues
Revenues:
Net patient revenue	$636,699		$543,667
Other	7,727		7,500

	644,426	100.0%	551,167	100.0%
Expenses:
Salaries, wages and benefits	236,192	36.7	209,043	37.9
Purchased services	61,953	9.6	50,876	9.2
Supplies	82,416	12.8	71,071	12.9
Provision for doubtful accounts	68,481	10.6	51,077	9.3
Other operating expenses	73,109	11.3	65,221	11.8
Rentals and leases	8,328	1.3	6,675	1.2
Depreciation and amortization	34,203	5.3	27,231	5.0
Interest expense	21,954	3.4	19,346	3.5
Minority interests	437	0.1	201	—
(Gain) loss on sale of assets	(14)	—	75	—
Loss on early extinguishment of debt	—	—	487	0.1

Total expenses	587,059	91.1	501,303	90.9

Income before provision for income taxes	57,367	8.9	49,864	9.1
Income taxes	21,439	3.3	19,852	3.6

Income from continuing operations	35,928	5.6%	30,012	5.5%

Discontinued operations, net of tax:
Loss from operations	(1,302)		(693)
Net gain on divestitures	6,663		—

Net income	$41,289		$29,319

Diluted earnings (loss) per common share:
Continuing operations (b)	$0.70		$0.61
Discontinued operations:
Loss from operations	(0.02)		(0.01)
Net gain on divestitures	0.11		—

Net income	$0.79		$0.60

(b)	See calculation of diluted earnings per common share from continuing operations in the Selected Operating Statistics section (attached).

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Income from continuing operations	$11,891	$10,201
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	12,561	9,317
Deferred income taxes	3,607	314
Provision for professional liability	2,085	1,423
Loss on early extinguishment of debt	—	10
(Gain) loss on sale of assets	(32)	75
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(9,609)	3,653
Inventories	207	248
Prepaid expenses and other	5,195	3,394
Accounts payable and accrued expenses	15,536	5,823
Accrued salaries and benefits	1,759	(570)
Other	1,088	1,400

Net cash provided by operating activities	44,288	35,288
Cash flows from investing activities:
Purchase of property and equipment	(23,601)	(13,494)
Escrow deposit on potential investment	—	3,798
Purchase of hospitals and healthcare entities	(534)	(94)

Net cash used in investing activities	(24,135)	(9,790)
Cash flows from financing activities:
Proceeds from long-term debt	372	—
Repayments of debt	(10,882)	(5,390)
Issuance of common stock	1,043	121

Net cash used in financing activities	(9,467)	(5,269)

Net cash provided by continuing operations	10,686	20,229
Net cash used in discontinued operations	(1,066)	(312)

Increase in cash and cash equivalents	9,620	19,917
Cash and cash equivalents at beginning of period	1,987	19,139

Cash and cash equivalents at end of period	$11,607	$39,056

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Income from continuing operations	$35,928	$30,012
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	34,203	27,231
Deferred income taxes	14,139	3,469
Provision for professional liability	5,329	4,806
Loss on early extinguishment of debt	—	487
(Gain) loss on sale of assets	(14)	75
Changes in operating assets and liabilities, net of effects from acquisitions and disposals:
Accounts receivable	(12,907)	3,279
Inventories	8	677
Prepaid expenses and other	(5,395)	813
Accounts payable and accrued expenses	20,682	10,914
Accrued salaries and benefits	(1,514)	1,372
Other	2,638	5,549

Net cash provided by operating activities	93,097	88,684
Cash flows from investing activities:
Purchase of property and equipment	(61,313)	(43,899)
Purchase of hospitals and healthcare entities	(153,317)	(3,247)

Net cash used in investing activities	(214,630)	(47,146)
Cash flows from financing activities:
Proceeds from long-term debt	110,372	194,212
Repayments of debt	(46,007)	(212,664)
Issuance of common stock	8,307	1,356

Net cash provided by (used in) financing activities	72,672	(17,096)

Net cash (used in) provided by continuing operations	(48,861)	24,442
Net cash provided by (used in) discontinued operations	14,351	(11)

(Decrease) increase in cash and cash equivalents	(34,510)	24,431
Cash and cash equivalents at beginning of period	46,117	14,625

Cash and cash equivalents at end of period	$11,607	$39,056

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
SELECTED OPERATING STATISTICS (Unaudited)

	Actual			Same Store(1)
	Three Months Ended			Three Months Ended
	September 30,			September 30,
	2004	2003		2004	2003
Consolidated Hospitals:
Number of hospitals at end of period	20	19	5.3%	19	19	—%
Licensed beds at end of period	2,492	2,208	12.9	2,206	2,208	—
Beds in service at end of period	2,116	1,933	9.5	1,920	1,933	(0.7)
Inpatient admissions	19,752	17,729	11.4	17,189	17,729	(3.0)
Adjusted admissions (2)	37,527	32,879	14.1	33,093	32,879	0.7
Patient days	83,167	72,935	14.0	71,640	72,935	(1.8)
Adjusted patient days (3)	158,019	135,269	16.8	137,930	135,269	2.0
Average length of stay (days)	4.2	4.1	2.4	4.2	4.1	2.4
Net patient revenue	$232,572	$182,229	27.6	$192,273	$182,208	5.5
Net patient revenue:
Per inpatient admission	$11,775	$10,279	14.6	$11,186	$10,277	8.8
Per adjusted admission	$6,197	$5,542	11.8	$5,810	$5,542	4.8
Gross revenue:
Inpatient	$265,760	$215,315	23.4	$222,337	$215,315	3.3
Outpatient	239,142	183,940	30.0	205,651	183,940	11.8

	$504,902	$399,255	26.5	$427,988	$399,255	7.2

Net Patient Revenue by Payor:
Medicare	35.8%	38.1%		38.0%	38.1%
Medicaid	9.8	11.0		9.5	11.0
Other	54.4	50.9		52.5	50.9

Total	100.0%	100.0%		100.0%	100.0%

	Three Months Ended September 30,
	2004	2003
Diluted Earnings Per Share Calculation:
Income from continuing operations	$11,891	$10,201
Add convertible notes interest, net of tax (4)	1,901	—

Adjusted net income	$13,792	$10,201

Basic shares plus stock options	51,002	49,639
Convertible shares (4)	9,100	—

Diluted shares outstanding	60,102	49,639

Diluted earnings per share	$0.23	$0.21

(1)	Represents hospitals owned or leased during both periods.

(2)	Used by management and investors as a general measure of combined inpatient and outpatient volume. Adjusted admissions are computed by multiplying admissions (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted admissions computation equates outpatient revenue to the volume measure (admissions) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(3)	Adjusted patient days are computed by multiplying patient days (inpatient volume) by the outpatient factor. The outpatient factor is the sum of gross inpatient revenue and gross outpatient revenue divided by gross inpatient revenue. The adjusted patient days computation equates outpatient revenue to the volume measure (patient days) used to measure inpatient volume, resulting in a general measure of combined inpatient and outpatient volume.

(4)	The Company’s two outstanding series of convertible notes are anti-dilutive for the three and nine-month periods ended September 30, 2003 and thus, are not included in the diluted earnings per share calculation for such period.

PROVINCE HEALTHCARE COMPANY AND SUBSIDIARIES
SELECTED OPERATING STATISTICS (Unaudited)

	Actual			Same Store(1)
	Nine Months Ended			Nine Months Ended
	September 30,			September 30,
	2004	2003		2004	2003
Consolidated Hospitals:
Number of hospitals at end of period	20	19	5.3%	19	19	—%
Licensed beds at end of period	2,492	2,208	12.9	2,206	2,208	—
Beds in service at end of period	2,116	1,933	9.5	1,920	1,933	(0.7)
Inpatient admissions	56,469	54,032	4.5	53,065	54,032	(1.8)
Adjusted admissions (2)	105,075	98,131	7.1	99,103	98,131	1.0
Patient days	240,622	228,231	5.4	225,467	228,231	(1.2)
Adjusted patient days (3)	447,662	414,406	8.0	420,928	414,406	1.6
Average length of stay (days)	4.3	4.2	2.4	4.3	4.2	2.4
Net patient revenue	$636,699	$543,667	17.1	$583,930	$543,646	7.4
Net patient revenue:
Per inpatient admission	$11,275	$10,062	12.1	$11,004	$10,062	9.4
Per adjusted admission	$6,059	$5,540	9.4	$5,892	$5,540	6.4
Gross revenue:
Inpatient	$759,165	$662,921	14.5	$702,211	$662,921	5.9
Outpatient	653,428	541,020	20.8	608,492	541,020	12.5

	$1,412,593	$1,203,941	17.3	$1,310,703	$1,203,941	8.9

Net Patient Revenue by Payor:
Medicare	37.7%	38.7%		39.0%	38.7%
Medicaid	9.7	10.8		9.5	10.8
Other	52.6	50.5		51.5	50.5

Total	100.0%	100.0%		100.0%	100.0%

	Nine Months Ended September 30,
	2004	2003
Diluted Earnings Per Share Calculation:
Income from continuing operations	$35,928	$30,012
Add convertible notes interest, net of tax (4)	5,698	—

Adjusted net income	$41,626	$30,012

Basic shares plus stock options	50,647	49,143
Convertible shares (4)	9,100	—

Diluted shares outstanding	59,747	49,143

Diluted earnings per share	$0.70	$0.61

See accompanying footnotes on previous page.